EXHIBIT 99.1


                        Hanseatic Discretionary Pool, LLC
                        9925 Pennsylvania Ave. Suite 110
                             Oklahoma City, OK 73159
                 Tel.: (405) 691-2793 Toll Free: (888) 840-8434
                 Fax: (405) 691-6124 Email: shellast@swbell.net



              December 26, 2003

              Hanseatic Corporation
              Attn: Brian Stangel or Russ Sanderson

              5600 Wyoming, NE
              Suite 220
              Albuquerque NM 87109

              RE:   Termination of Advisory Agreement

              Dear Hanseatic Corporation:

              Pursuant to the terms of our fund's Operating Agreement, our fund's Prospectus and your firm's Client Advisory Agreement and Trading Authorization, the purpose of this letter is to serve notice that, Pool Management Services, Inc., acting in its capacity as the Managing Member of the Hanseatic Discretionary Pool, L.L.C., hereby terminates the Commodity Trading Advisory relationship between the Hanseatic Corporation and the Hanseatic Discretionary Pool, L.L.C..

              Paragraph nine of your firm's Client Advisory Agreement and Trading Authorization requires that notice of termination be provided  in  writing,  and it  states  that  termination  will be considered effective upon the date of your receipt of notice. Therefore, please consider notice given and the agreement terminated, effective upon your receipt of this notice.

              In concluding your firm's business with the Pool, please close-out any open positions held in the Pool's trading account (at HSBC) prior to the close of trading on the date you receive this notice.. Additionally, please do not open any new positions on behalf of our fund's account.

              The decision to terminate the Pool's relationship with your firm has been difficult. In years past (most recently in the year
              2000), the performance of the Discretionary Program was quite favorable. However, since the last high water mark for your program was established in early 2001, performance in the Discretionary Program has not been favorable. Given your success in 2000, we allowed considerable time (almost three years since the last high water mark) to see if you could arrest the draw down and return the program to consistent profitability. Unfortunately, that has not occurred. At this time, we believe it is in the best interests of the Hanseatic Discretionary Pool, L.L.C and its members to terminate the advisory relationship with Hanseatic.

              Our relationship with Hanseatic has been cordial and professional. We wish your firm and its staff nothing but the best in your future endeavors.

              Sincerely,

              Simcha Bluth

              President, Pool Management Services, Inc.
              Managing Member of the Hanseatic Discretionary Pool, L.L.C.

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